Exhibit 99.1

CONTACT:
Jeff Ambrosi
Senior Director, Investor Relations
Analog Devices
Investor.Relations@analog.com
(781) 461-3282

Ferda Millan
Global PR and External Communications
Analog Devices
CorpComm@analog.com
(408) 373-1854
For Release: January 23, 2026

Analog Devices Appoints Yoky Matsuoka to its Board of Directors

WILMINGTON, Mass., January 23, 2026 -- Analog Devices, Inc. (Nasdaq: ADI) today announced the appointment of Dr. Yoky Matsuoka to its Board of Directors as an independent director and member of the Board’s Corporate Development Committee effective January 20, 2026. Dr. Matsuoka’s appointment expands the Board to 11 members.

Dr. Matsuoka serves as an executive officer of Panasonic Holdings, a global leader in the development of innovative technologies and solutions for wide-ranging applications across industries. In this role, she is responsible for global innovation and new business. Prior to joining Panasonic, Dr. Matsuoka brought her distinct mission-driven approaches to leading technology giants. Most recently she served as Vice President in Google's healthcare organization, and before that as Chief Technology Officer at Google/Nest. Prior to Nest, she was head of innovation and co-founder of Google X, the company’s research and development lab. She has also served in a senior executive role at Apple and was Chief Executive Officer of Quanttus, a wearable health technology startup.

“Yoky is an exceptional technologist and business leader whose experience integrating hardware, software and AI to deliver meaningful human outcomes aligns directly with ADI’s mission,” said Vincent Roche, ADI’s CEO and Chair. “Her focus on building sustainable, efficient and human-centric systems will help guide ADI as we scale our solutions across the physical and digital worlds.”

Before her work in Silicon Valley, Dr. Matsuoka was an endowed professor at Carnegie Mellon University and the University of Washington with expertise in the areas of AI, robotics and neuroscience. During her tenure, she founded and directed the NSF ERC Center for

Sensorimotor Neural Engineering and the Neurobotics Laboratory to create devices to restore the human body's capabilities for sensation and movement. Dr. Matsuoka received the MacArthur Genius Award for her work in robotics and neuroscience. With this grant, she founded YokyWorks Foundation, a non-profit organization dedicated to helping children with physical and learning challenges.

Dr. Matsuoka received her Ph.D. and S.M. from Massachusetts Institute of Technology and B.S. at University of California, Berkeley, all in Electrical Engineering and Computer Science. She was featured on Forbes’ 50 Over 50: Innovation list and Inc.’s Top Female Founders list in 2023.

About Analog Devices, Inc.
Analog Devices, Inc. (NASDAQ: ADI) is a global semiconductor leader that bridges the physical and digital worlds to enable breakthroughs at the Intelligent Edge. ADI combines analog, digital, AI, and software technologies into solutions that combat climate change, reliably connect humans and the world, and help drive advancements in automation and robotics, mobility, healthcare, energy and data centers. With revenue of more than $11 billion in FY25, ADI ensures today's innovators stay Ahead of What's Possible. Learn more at www.analog.com and on LinkedIn and X (formerly Twitter).